GATES INDUSTRIAL CORPORATION PLC
EXECUTIVE SEVERANCE PLAN
Gates Industrial Corporation plc (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of certain management employees of the Company and its Affiliates (hereinafter collectively referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in the Plan is generally intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement.
The Plan shall be effective on the Effective Date. The Plan supersedes, solely for the Participants, any prior plans, policies, guidelines, arrangements, agreements, letters, and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits to the Participants (or for the Participants’ benefit) outside of the context of a change in control, which, for the avoidance of doubt, includes change in control severance benefits provided pursuant to the Company’s Executive Change in Control Plan (collectively, “Other Severance Arrangements”). As such, the Plan represents the exclusive severance benefit provided to Participants, and such individuals shall not be eligible for any other severance benefits provided in any Other Severance Arrangements. For the avoidance of doubt, Other Severance Arrangements shall not include any Awards (as defined in the Incentive Plans), which Awards shall be governed by the terms and conditions of the Incentive Plans and the applicable Award agreements thereunder.
To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Code Section 409A. The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to be exempt from Code Section 409A, as the case may be, shall have no force and effect.
1.Definitions.
(a)“2018 Omnibus Plan” means the Company’s 2018 Omnibus Incentive Plan, as amended from time to time (and/or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).
(b)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer through the date of Termination, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a Termination (including, where applicable, death or Disability), including rights with respect to Company equity (or equity derivatives) or equity-based incentive awards, but excluding any Other Severance Arrangements, in accordance with the terms contained therein.
(c)“Affiliate” has the meaning set forth in the Company’s 2018 Omnibus Incentive Plan.

(d)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates immediately prior to such Participant’s Termination.
(e)“Base Salary” means the Participant’s then-current annual base salary rate immediately prior to the Participant’s Termination (or, if higher, the annual base salary rate immediately prior to an event that constitutes a Constructive Termination hereunder), exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, or benefits provided under any benefit plan sponsored by any member the Company Group, including, but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, or insurance coverage or medical benefits, and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of any member of the Company Group.
(f)“Board” means the board of directors of the Company.
(g)“Cause” means as to any Participant, unless such Participant’s Participation Notice and Agreement states otherwise, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and any member of the Company Group in effect at the time of such Termination; or (ii) (A) the willful and continued failure by the Participant to substantially perform duties consistent with the Participant’s position with the Company (other than any such failure resulting from death, incapacity due to physical or mental illness or Termination by the Participant for Constructive Termination), (B) the willful engaging by the Participant in illegal conduct or gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise or (C) the Participant’s conviction of a felony, or conviction of a misdemeanor involving assets of the Company. For purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
(h)“Change in Control” has the meaning set forth in the Company’s 2018 Omnibus Incentive Plan.
(i)“Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.
(j)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations, and other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(k)“Committee” means the compensation committee of the Board or any properly delegated subcommittee thereof.
(l)“Constructive Termination” shall have the meaning set forth in any employment agreement entered into by and between a Participant and the Company or an Affiliate, or, in the absence of any such employment or consulting agreement (or the absence of any definition of “good reason” contained therein), any of the following, without the Participant’s prior written consent: (i) a material diminution in the Participant’s Base Salary or Target Bonus Amount; (ii) a material diminution in the Participant’s authority or duties; (iii) a material diminution in the authority or duties of the supervisor to whom the Participant is required to report; (iv) a material change in the geographic location at which the Participant must perform the services; or (v) any other action or inaction that constitutes a material breach by the Company or an Affiliate of the agreement under which the Participant provides services; provided, that any event described in the foregoing clauses (i) through (v) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes such Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
(m)“Disability” shall have the meaning set forth in the Company’s 2018 Omnibus Incentive Plan.
(n)“Effective Date” means the date on which the Company consummates an initial public offering of ordinary shares pursuant to an effective registration filed with the Securities Exchange Commission pursuant to the Securities Act.
(o)“Employer” means, with respect to any Participant, (i) prior to a Change in Control, the member of the Company Group by which such Participant is employed, and (ii) following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.
(p)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(q)“Incentive Plans” means the Company’s 2018 Omnibus Incentive Plan, the Omaha Topco Ltd. 2015 Non-Employee Director Stock Incentive Plan, and the Omaha Topco Ltd. 2014 Stock Incentive Plan, each as amended from time to time (and/or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any).
(r)“Participant” means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.
(s)“Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth as Exhibit A hereto.
(t)“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).
(u)“Qualifying Termination” means a Participant’s Termination by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant as a result of a Constructive Termination; provided, however, it shall not be considered a Qualifying Termination if:
(i)such Participant’s Termination upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time;
(ii)such Participant’s Termination in connection with the sale, transfer, or other disposition of assets or a business segment of the Company to any Person that is not an Affiliate of the Company, but only if the Committee determines in its sole discretion that, in connection with such sale, transfer, or other disposition, either (A) such Participant was offered employment with the purchaser (or an affiliate thereof) (x) in a position of comparable authority and duties to those as in effect immediately prior to such sale, transfer, or other disposition, and (y) at the same or greater Base Salary and Target

Bonus Amount opportunity, as in effect immediately prior to such sale, transfer, or other disposition, or (B) such Participant voluntarily elected not to participate in the purchaser’s selection process for employment with the purchaser (or affiliate thereof) following such sale, transfer, or other disposition; or
(iii)prior to the Participant’s Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under circumstances that constitute a retirement for the purposes of any Award granted under the Incentive Plans.
(v)“Release Agreement” means a release of claims in a form provided by the Claims Administrator to the Participant, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other Persons and entities designated by the Company from any liability arising from such Participant’s employment or Termination (other than with respect to the Participant’s rights under the Plan).
(w)“Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.
(x)“Severance Factor” means, as to any Participant, the Severance Factor set forth on Exhibit B applicable to such Participant’s position as of immediately prior to such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in such Participant’s Participation Notice and Agreement.
(y)“Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to such Participant’s position as of immediately prior to such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in such Participant’s Participation Notice and Agreement.
(z)“Severance Payment Period” means, as to any Participant, the Severance Payment Period set forth in Exhibit B applicable to the Participant’s position as of the date of such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement.
(aa)“Target Bonus Amount” means the Participant’s target annual bonus under the Annual Bonus Program immediately prior to such Participant’s Termination.
(ab)“Termination” means the termination of the Participant’s employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any Termination of such Participant by reason of a transfer to the employ of another member of the Company Group.
(ac)“Welfare Continuation Period” means, as to any Participant, the Welfare Continuation Period set forth in Exhibit B applicable to the Participant’s position as of immediately prior to such Participant’s Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participant’s Participation Notice and Agreement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date on which the Participant becomes eligible to receive any health benefits as a result of subsequent employment or service.

2.Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company Group that is designated as a Participant by the Committee; provided, that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice and Agreement, and following the Participant’s Termination, execute, deliver and not revoke a Release Agreement.
3.Termination of Employment.
(a)Payments upon a Qualifying Termination. If the Participant’s Termination is a Qualifying Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement, as contemplated in Section 3(d) below, and continued compliance with the Restrictive Covenants set forth in Appendix A of the Participation Notice and Agreement, the Participant shall be entitled to the following payments and benefits:
(i)Prorated/Prior Year Bonuses. (A) To the extent not previously paid, the bonus amount otherwise payable under the Annual Bonus Program for the fiscal year immediately preceding the fiscal year in which the Participant’s Termination occurs, based on actual performance for such immediately preceding fiscal year (with any individual performance factor as such term is defined in the Annual Bonus Program set at 1, if applicable), payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan and (B) the bonus amount otherwise payable under the Annual Bonus Program for the fiscal year in which the Participant’s Termination occurred, prorated for the days of service in such fiscal year up to and including the date of Termination and based on actual performance for such fiscal year (with any individual performance factor as such term is defined in the Annual Bonus Program set at 1, if applicable), payable concurrently with cash bonus payments to other employees under the applicable cash bonus plan (but in all events prior to March 15 of the fiscal year immediately following the fiscal year in which such Termination occurs);
(ii)COBRA Continuation Payment. A cash payment in an amount equal to the amount of the Company Group’s portion of the monthly COBRA insurance premiums for participation in the health and dental benefit programs of the Company in which the Participant participated immediately prior to such Participant’s Termination as if such Participant remained employed by the Company Group (or if such coverage cannot be provided, then an amount equal to the Company Group’s portion of the monthly premiums that would be paid on behalf of such Participant if such Participant would have remained employed by the Company Group), payable monthly for each month of the Welfare Continuation Period in accordance with the Company’s payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date;
(iii)Cash Severance. An amount equal to (A) such Participant’s applicable Severance Multiple multiplied by (B) such Participant’s Severance Factor, such amount to be paid in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date; and
(iv)Outplacement Services. Reimbursement for reasonable outplacement services actually incurred by such Participant which are directly related to such Participant’s Termination and which are incurred only during a six-consecutive month period that ends within or with the 12-month period following the Termination Date.

(b)Treatment of Equity Awards. For the avoidance of doubt, in the event of a Participant’s Termination, including, without limitation, a Participant’s Qualifying Termination, the Participant’s outstanding Awards, if any, shall be governed by the terms and conditions of the Incentive Plans and the applicable Award agreements thereunder.
(c)Other Termination Events. If a Participant experiences a Termination which does not constitute a Qualifying Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan and shall only be entitled to receive the Accrued Obligations.
(d)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 3(a) above (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within 60 days following the date of Termination. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes such Participant’s acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance or other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Code Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
4.Additional Terms.
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state, and local taxes and may be affected by any legally required withholdings.
(b)Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of any member of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
(c)Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Termination, such Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any decrease or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional material cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided, however, that none of the Company, any other member of the Company Group, or any of their respective employees or representatives shall have any liability to the Participant with respect thereto. For the purposes of Code Section 409A, each payment made under the Plan, including each installment payment, shall be treated as a separate payment.
5.Termination or Amendment of the Plan. Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated, or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan shall be effective with respect to the Participant until the first anniversary of such amendment, termination, or discontinuance (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law); provided, however, that if prior to such termination date a Participant has undergone a Qualifying Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.
6.Limitation of Certain Payments. If any payment, benefit or distribution of any type to or for the benefit of a Participant, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of the Plan or otherwise by the Company or any of its Affiliates (collectively, the “Parachute Payments”) would subject a Participant to the excise tax imposed under Code Section 4999 (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided, however, that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by a Participant after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless a Participant has given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required (any such notice being consistent with the requirements of Code Section 409A to avoid the imputation of any tax, penalty or interest thereunder), the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the Parachute Payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Code Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Code Section 409A.
7.Claims Procedure.
(a)Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, such individual is not entitled to benefits and/or payments under the Plan.

(b)Decision. If a Participant’s claim for benefits under the Plan is denied, the Participant will receive a written notice. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.
(c)In Case of Clerical Error. If any information regarding a Participant is incorrect, and the error affects the Participant’s benefits, the correct information will determine the extent, if any, of the Participant’s benefits under the Plan.
(d)No Limitation of Rights. Nothing in this Section 7 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under the Plan.
8.General Information.
(a)No Right to Continued Employment. Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group or interfere in any way with the right of any member of the Company Group to terminate the Participant’s employment, with or without cause.
(b)Plan Not Funded. Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund, or deposit shall be made to assure payment of such amounts. No Participant, beneficiary, or other Person shall have any right, title, or interest in any fund or in any specific asset of the Company by reason of participation hereunder. None of (i) the provisions of the Plan, (ii) the creation or adoption of the Plan, or (iii) any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or other Person. To the extent that a Participant, beneficiary, or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
(c)Non-Transferability of Benefits and Interests. All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge. This Section 8(c) shall not apply to an assignment of a contingency or payment due: (i) after the death of a Participant, to the deceased Participant’s legal representative or beneficiary; or (ii) after the disability of a Participant, to the disabled Participant’s personal representative.
(d)Discretion of Company, Board, Committee, and Claims Administrator. Any decision made or action taken by, or inaction of, the Company, the Board, the Committee, or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee will control.
(e)Indemnification. None of the Board, the Committee, any employee of any member of the Company Group, or any Person acting at the direction thereof (each such Person, an “Affected Person”) shall have any liability to any Person (including, without limitation, any Participant), for any act, omission, interpretation, construction, or determination made in connection with the Plan (or any payment made under the Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit, or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit, or proceeding against such Affected Person; provided, that, the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud, or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.
(f)Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Code Section 409A, the provisions of the Plan will be administered, interpreted, and construed in a manner necessary to comply with Code Section 409A or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers, or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(g)No Duplication. The benefits under the Plan replace and supersede any severance benefits payable upon a Termination previously established under any Other Severance Arrangement outside the context of a change in control. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
(h)Governing Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado (other than to the extent set forth in the Participation Notice and Agreement).
(i)Notice. Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the (i) Company, at 1144 Fifteenth Street, Suite 1400, Denver CO, 80202, Attention: Chief Legal Officer, or (ii) Participant, at the Participant’s most recent address on file with the Company.
(j)Captions. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(k)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

Exhibit A

GATES INDUSTRIAL CORPORATION PLC
EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:

Qualifying Termination
Severance Multiple:	[CEO: 2.0] [EVPs: 1.5] [SVPs and other elected officers: 1] [VPs: 0.5 (additional 0.5 at CEO discretion)]x
Severance Factor	[CEO: Base Salary plus Target Annual Bonus] [EVPs: Base Salary plus Target Annual Bonus] [SVPs and other elected officers: Base Salary] [VPs: Base Salary]
Welfare Continuation Period:	[CEO: 24] [EVPs: 18] [SVPs: 12] [VPs: 6 (additional 6 months at CEO discretion)] months
Severance Payment Period:	[CEO: 24] [EVPs: 18] [SVPs and other elected officers: 12] [VPs: 6 (additional 6 months if Severance Multiple increases to 1.0x)] months

I hereby agree to the terms and conditions of the Gates Industrial Corporation plc Executive Severance Plan (as amended from time to time, the “Plan”) to which this Participation Notice and Agreement is attached as Exhibit A, including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereinto. Capitalized terms used but not defined in this Participation Notice and Agreement shall have the meanings given to such terms in the Plan.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines, and other
Exhibit A-1

arrangements, including any Other Severance Arrangements, with respect to all subject matters covered under the Plan and my rights, if any, to severance upon my Termination for any reason.

The Company and I further agree that:

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice and Agreement, which provisions are incorporated into this Participation Notice and Agreement and made a part hereof.

Dated: ____________________

                            PARTICIPANT

                            _____________________________

                     [Type participant name]
Exhibit A-2

APPENDIX A
Restrictive Covenants

The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients, and partners involved in those businesses, and the goodwill associated with the Company. The Participant accordingly agrees to the provisions of this Appendix A to the Participant’s Participation Notice and Agreement under the Gates Industrial Corporation plc Executive Severance Plan (as amended from time to time, the “Plan”) (such provisions, the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained herein are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and/or its Affiliates (as applicable), collectively, and any reference to “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.General Terms.
(a)The terms of this Appendix A constitute confidential information, which the Participant shall not disclose to anyone other than the Participant’s spouse, attorneys, tax advisors, or as required by law. The Company may disclose the terms of this Appendix A subject to applicable law. The terms of this Appendix A shall supplement, but not supersede or replace, any similar restrictive covenants to which the Participant has otherwise agreed to be bound.
2.Company Property.
(a)All written materials, records, data, and other documents prepared or possessed by the Participant during the Participant’s Employment are the Company’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property. For purposes of this Appendix A, the term “Employment” shall mean a Participant’s employment as an employee of the Company or any of its Subsidiaries.
(i)All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by the Participant individually or in conjunction with others during the Participant’s Employment (whether during business hours and whether on the Company’s or any of its Subsidiaries’ premises or otherwise) which relate to the Company’s or any of its Subsidiaries’ business, products, or services are the Company’s property. The Participant agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data,
Appendix A-1

software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its Subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by the Participant (either solely or jointly with others) during the Participant’s Employment and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or one or more of its Subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” the Participant hereby assigns and agrees to assign to the Company or such Subsidiary all right, title and interest, including without limitation, the intellectual property rights that the Participant may have in and to such Work Product. The Participant shall promptly perform all actions reasonably requested by the Committee (whether during or after the Employment period) to establish and confirm the Company’s or such Subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
(ii)At the termination of the Participant’s Employment with the Company or any of its Subsidiaries for any reason, the Participant shall return all of the Company’s or any of its Subsidiaries’ property to the Company.
3.Confidential Information; Non-Disclosure.
(a)The Participant acknowledges that the business of the Company and its Subsidiaries is highly competitive and that the Company has provided and will provide the Participant with access to Confidential Information relating to the business of the Company and its Subsidiaries. For the purposes of this Appendix A, “Confidential Information” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. The Participant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its Subsidiaries in their business to obtain a competitive advantage over their competitors. The Participant further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position.
(i)The Participant also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners,
Appendix A-2

joint venturers, investors, financing sources and the like, of the Company and its Subsidiaries.
(ii)The Participant agrees that the Participant will not, at any time during or after the Participant’s Employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its Subsidiaries, or make any use thereof, except in the carrying out responsibilities related to the Participant’s Employment or as may be lawfully required by a court or other governmental authority. The Participant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.
4.Non-Competition Obligations.
(a)The Participant acknowledges that the Company is providing the Participant with access to Confidential Information. The Participant’s non-competition obligations are ancillary to the Participant’s Employment, this Appendix A and agreement to disclose Confidential Information to the Participant. In order to protect the Confidential Information described above, and in consideration for the Participant’s receiving access to this Confidential Information and receiving the Options and other related benefits provided in this Appendix A and elsewhere, the Company and the Participant agree to the following non-competition provisions:
(i)During the Participant’s Employment and during the 12-month period following the Participant’s date of termination of Employment for any reason (or such longer period as the Participant is eligible to receive severance payments pursuant to any other written agreement with the Company or its Affiliates) (the “Post-Termination Period”), the Participant shall not, directly or indirectly, in any capacity, compete with, be employed or engaged by, have a financial interest in any capacity other than as a passive investor of less than 5% of the outstanding stock of any public corporation, advise, lend Participant’s name to or otherwise be involved in, provide services to or participate in any business which competes with the businesses of the Company and its Subsidiaries within the geographic areas in which business is conducted by the Company or its Subsidiaries (including, without limitation, North America, Europe, Russia, the Middle East, Africa, China, India, Japan, Korea, Thailand, Indonesia, Singapore, Australia and South America and businesses and geographies which the Company or its Subsidiaries have specific plans to conduct in the future and as to which the Participant is aware of such planning).
(ii)The terms of this Appendix A shall not apply to any Participant whose primary place of Employment is located in the State of California (or any other jurisdiction in which such terms are unlawful).
5.Non-Solicitation of Customers. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not, directly or indirectly, solicit, attempt to solicit, call upon or accept the business of any firm, person or company who is or was a customer, client or supplier of any business of the Company and its Affiliates in respect of which the Participant had received proprietary or confidential information if such solicitation or acceptance of business could result in the diversion of business away from the Company or any such Affiliate or operate to prejudice the Company or any such Affiliate.
6.Non-Solicitation of Employees. During the Participant’s Employment and during the Post-Termination Period following the termination of such Employment for any reason, the Participant shall not solicit, attempt to solicit or communicate in any way with
Appendix A-3

employees of the Company or any of its Subsidiaries for the purpose of having such employees employed or in any way engaged by another person, firm, corporation or other entity.
7.Non-Disparagement. The Participant agrees that during the Participant’s Employment with the Company and after termination of that Employment for any reason, the Participant shall not make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) regarding the Company or any of its Subsidiaries or Affiliates and/or The Blackstone Group, L.P. and its Affiliates or any such Person’s businesses, shareholders, agents, officers, directors or contractors (it being understood that comments made in the Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Appendix A); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.
8.Specific Performance; Survival.
(a)The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments or providing any benefit otherwise required by the Plan or any Participation Notice and Agreement thereunder and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(b)The provisions of this Appendix A shall survive the Participant’s Termination.
9.Protected Activities.
(a)Nothing in this Appendix A shall prohibit or impede the Participant from communicating, cooperating, or filing a complaint on possible violations of U.S. federal, state, or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the Securities and Exchange Commission, Financial Industry Regulatory Authority, Equal Employment Opportunity Commission, or National Labor Relations Board, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state, or local law or regulation; provided, that, in each case, such communications and disclosures are consistent with applicable law. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Moreover, the Participant shall not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure.
Except as otherwise provided in Paragraph 9(a) of this Appendix A or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by
Appendix A-4

the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company.
Appendix A-5

Exhibit B

Benefit Tiers – Qualifying Termination
With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Welfare Continuation Periods, and Severance Payment Periods shall apply in the event of a Qualifying Termination. Capitalized terms used but not defined herein have the meaning given to such terms in the Gates Industrial Corporation plc Executive Severance Plan, as amended from time to time, to which this Benefit Tiers summary is attached as Exhibit B.

Benefit Tier	Eligible Positions and Titles
Tier 1	Chief Executive Officer
Tier 2	Executive Vice President
Tier 3	Senior Vice President and other elected officers
Tier 4	Vice President

Benefit	Tier 1	Tier 2	Tier 3	Tier 4[1]
Severance Multiple	2.0x	1.5x	1x	0.5x
Severance Factor	Base Salary + Target Annual Bonus	Base Salary + Target Annual Bonus	Base Salary	Base Salary
Welfare Continuation Period (months)	24	18	12	6
Severance Payment Period (months)	24	18	12	6

(b)
1 Tier 4 Participants may receive an additional six months of welfare and salary continuation contingent upon CEO approval.
Exhibit B-1